Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

BLACKBOXSTOCKS INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	54,977,651		$0.00	$3,906.13	0.0001381	$0.54
Fees to be Paid	Equity	Series C Convertible Preferred Stock, par value of $0.001 per share	(2)	Other	5,000		0.00	0.17	0.0001381	0.00
Fees Previously Paid	Equity	Common Stock		Other		$			$0.0001381	$0.47

Total Offering Amounts:								$3,906.30		0.54
Total Fees Previously Paid:										0.47
Total Fee Offsets:										0.00
Net Fee Due:										$0.07

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Offering Note(s)

(1)	Relates to common stock, $0.001 par value per share, of the registrant (“Common Stock”), issuable at the effective time of the proposed merger of RABLBX Merger Sub, Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), with and into REalloys Inc. (“REalloys”), with REalloys continuing as the surviving corporation (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of March 10, 2025 by and among the registrant, Merger Sub and REalloys (the “Merger Agreement”). The number of shares to be issued upon close of the Merger is subject to downward adjustment as provided for in the Merger Agreement in the event that the holder of the Additional Debenture) exercises conversion rights. The amount of shares of Common Stock to be registered is based on the estimated number of shares of Common Stock that are expected to be issued to holders of REalloys common stock, simple agreements for future equity (the “REalloys SAFES”), options and warrants, without taking into account the effect of any reverse stock split of Common Stock, including, without limitation: (1) 46,266,977 shares of the registrant’s Common Stock to be issued in exchange for shares of REalloys common stock outstanding at the time of the Merger using the assumed Exchange Ratio of 0.3940; (2) an aggregate of approximately 362,816 shares of the registrant’s Common Stock as related to the REalloys SAFEs, worth $3,015,000 in the aggregate, based on an assumed price of $8.31 per share, the closing price of the registrant’s common stock on Nasdaq on December 4, 2025; (3) 4,572,804 shares of the registrant’s Common Stock issuable upon exchange of the certain outstanding acquisition warrants, worth $38,000,000 in the aggregate to purchase REalloys common stock at the effective time of the Merger, based on an assumed price of $8.31 per share, the closing price of the registrant’s common stock on Nasdaq on December 4, 2025; (4) 1,970,000 shares of registrant’s Common Stock issuable upon exchange of the outstanding warrants issued to certain investors of REalloys in March 2025, using the assumed Exchange Ratio of 0.3940; and (5) 1,805,054 shares of the registrant’s Common Stock issuable upon the exchange of REalloys Series X Preferred Stock for shares of Series C Convertible Preferred Stock of the registrant and assuming conversion thereof. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.

The Maximum Aggregate Offering Price is estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”). REalloys is a private company and no market exists for its equity securities. Additionally, REalloys has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed offering price is one-third of the aggregate par value of REalloys’ capital stock being exchanged in the proposed Merger, which is calculated as one-third of the par value of $0.0001 per share multiplied by 117,183,766 shares of REalloys common stock and one-third of the par value of $0.0001 per share multiplied by 5,000 shares of REalloys preferred stock that may be cancelled or exchanged at the time of the Merger.

The fee rate is determined in accordance with Section 6(b) of the Securities Act at a rate equal to $138.10 per $1,000,000 of the proposed maximum offering price.
(2)	The amount of shares of Series C Convertible Preferred Stock, par value of $0.001 per share (“Series C Preferred Stock”) to be registered is based upon 5,000 shares of Series C Preferred Stock expected to be issued at the effective time of the proposed Merger pursuant to the Merger Agreement at a ratio of one share of REalloys Preferred Stock to one share of Series C Preferred Stock;

The Maximum Aggregate Offering Price is estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”). REalloys is a private company and no market exists for its equity securities. Additionally, REalloys has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed offering price is one-third of the aggregate par value of REalloys’ capital stock being exchanged in the proposed Merger, which is calculated as one-third of the par value of $0.0001 per share multiplied by 117,183,766 shares of REalloys common stock and one-third of the par value of $0.0001 per share multiplied by 5,000 shares of REalloys preferred stock that may be cancelled or exchanged at the time of the Merger.

The fee rate is determined in accordance with Section 6(b) of the Securities Act at a rate equal to $138.10 per $1,000,000 of the proposed maximum offering price.